Exhibit 10.4.2

PREPAYMENT AND AMENDMENT AGREEMENT

This Agreement, made as of this 9th day of February, 2010, by and between Diligent Board Member Services, Inc. (“Diligent”) located at 39 West 37th Street, 8th Floor, New York, NY 10018 and Services Share Holding LLC (“LLC”) located at 39 West 37th Street, 8th Floor, New York, NY 10018:

WHEREAS, LLC executed a promissory note for amounts loaned by Diligent to LLC, dated October 1, 2007, which Note currently has an outstanding balance of US$7,167,791 (hereinafter the “Note”); and

WHEREAS, the Note is secured by the pledge by LLC of 21,667,597 shares of the common stock of Diligent owned by LLC (the “Pledged Stock”); and

WHEREAS, the parties hereto desire to agree upon certain prepayments on the principal balance of the Note and certain amendments to the terms of the Note as provided below.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Cash Prepayment.

Contemporaneous with the execution of this Agreement, the parties have entered into an Escrow Agreement with UMB Bank (the “Escrow Agreement”).  LLC has deposited $1,164,133 less brokerage commissions, if any, paid to McDouall Stuart, into the escrow account (the “Escrow Account”) created pursuant to the Escrow Agreement.  The amount deposited represents the proceeds of the sale by LLC of 4,823,000 shares of the Pledged Stock.  The final amount deposited may differ from the above based on the total number of shares sold by LLC.  The amount deposited in the Escrow Account shall be distributed to Diligent as follows:

a.	$89,522.39 shall be paid by Escrow Agent to Diligent on April 1, 2010 as payment of the interest payment due on April 1 under the Note.

b.	$57,058.22 shall be paid to Diligent by Escrow Agent on May 28, 2010 as payment of the accrued interest due on the Note through that date.

c.
The remaining balance in the Escrow Account shall be paid to Diligent by Escrow Agent immediately following the consummation of the transaction in paragraph 2 and the amendment becoming effective pursuant to paragraph 3 below.  This amount shall be applied to reduce the outstanding balance of principal due on the Note as of May 28, 2010 by the amount paid.

d.
Alternatively, the remaining balance in the Escrow Account shall be distributed to Diligent upon execution and delivery to Escrow Agent of written instructions to do so signed by representatives of Diligent and LLC.

e.
In the event that the cash prepayment is not made to Diligent as contemplated in 1c or d above, the remaining balance in the Escrow Account shall be distributed to Diligent by the Escrow Agent on October 1, 2010.

The provisions of this paragraph (1) shall survive any termination of this Agreement and shall continue in effect until the actions described in this paragraph 1 have been fully completed.

2.	Prepayment.

At the Closing as defined in paragraph 3 below, LLC shall transfer all of its right, title and interest in 11,650,000 shares of the Pledged Stock to Diligent (hereinafter referred to as the “Transferred Shares”).  In consideration of such transfer, Diligent shall credit LLC with a payment of US$3,075,676 against the outstanding balance of principal due on the Note.  This reflects a per share value of US$0.264 being allocated as the value of each of the Transferred Shares.  Attached as Exhibit A is the Off-Market Transfer Form to record the aforementioned transfer on Link Market Services’ register.  This form shall be executed and delivered by LLC and Diligent at the Closing, and filed by Diligent after the Closing. LLC agrees to execute any additional documents and do any other acts necessary to complete the transaction and record the transfer of the Transferred Shares to Diligent on Link Market Services’ register.  At the Closing, Diligent shall deliver to LLC a statement of the balance due on the Note as set forth in Exhibit B.

3.	Amendment of Note.

Effective immediately following successful completion of the Closing, the Note shall be amended, without further action, as follows:

a.	Paragraph 1 shall be amended by inserting “Effective May 29, 2010,” at the beginning of the paragraph and deleting “five percent (5%)” and inserting “six and one-half percent (6.5%)” in its place.

b.	Paragraph 2 of the Note is deleted in its entirety and is replaced with the following new paragraph 2:

“2.	Maturity Date. This Note matures and shall be due and payable in full on October 1, 2012 (the “Maturity Date”).”

c.
The first sentence of paragraph 3 of the Note is deleted in its entirety and replaced with the following new sentence:  “Effective May 29, 2010, accrued and unpaid interest shall be payable, in arrears, on the first day of January of each calendar year until the Maturity Date.”

d.	Paragraph 12 (b) of the Note shall be deleted in its entirety.

A signed copy of this Agreement shall be attached to the Note.

4.	Closing.

The 2010 Annual Meeting of Diligent is scheduled for May 28, 2010 (the “Annual Meeting”).  The holding of the Closing and the consummation of the transaction in paragraph 2 above, and the effectiveness of the amendment in paragraph 3 above, are conditioned upon the actions contemplated in these two paragraphs being approved at the Annual Meeting by a vote of the shareholders of Diligent eligible to vote on these matters.  The Closing to consummate the prepayment transaction shall be held on the next business day in the U.S. following the vote by the shareholders at the 2010 Annual Meeting of Diligent approving the proposed prepayment and amendment (referred to herein as the “Closing”).  The Closing shall be held in the headquarters offices of Diligent in New York City.  If the shareholders do not approve the actions proposed in paragraphs 2 and 3 above, then this Agreement shall terminate and neither party shall have any further obligation to the other with respect to the subject matter hereof.

5.	Representations and Warranties.

LLC hereby represents and warrants as follows:

a.
No Conflicts.  The execution, delivery and performance of this Agreement will not breach, violate, require any consent, or constitute a default under any contract, agreement, instrument, or other commitment or any order, decree, judgment, or other edict to which the LLC is a party or any of its property is subject.

b.	Ownership of the Shares. The LLC is the lawful and sole owner of all of the Transferred Shares.

c.
No Options, Warrants, Contract Rights Etc. Other than the Pledge, (i) the LLC is not a party to any agreement, written or oral, creating rights in respect of the Transferred Shares in any third person or relating to the voting or disposition of the Transferred Shares, (ii) the LLC has the full power and legal right to sell, assign, transfer and deliver the Transferred Shares, (iii) there are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the Transferred Shares.

d.
Authority.  The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The transactions contemplated by this Agreement have been duly authorized and approved by all necessary and appropriate action by the LLC.

6.	Entire Agreement.

This Agreement contains the entire understanding and agreement between Diligent and LLC with respect to the subject matter hereof, and supersedes all other prior and contemporaneous proposals, representations, agreements, understandings and commitments between the parties with respect to the subject matter hereof.

7.	Variation or Amendment.

No amendment or modification or variation of this Agreement will be effective unless the parties execute a written agreement signed by an authorized representative of each of them effecting such amendment, modification, or variation.

8.	Governing Law.

The interpretation of this Agreement, and all matters related to this Agreement, will be governed and construed in accordance with the laws of the State of New York, USA, without reference to the choice of law provisions of New York law.

9.	No Assignment or Delegation.

Neither Diligent nor LLC may assign this Agreement, in whole or in part, nor assign any of its rights hereunder or delegate any of its duties hereunder, to any third party without the prior written consent of the other party.

10.	Board Approval.

This Agreement is subject to approval by the Diligent Board of Directors.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

DILIGENT BOARD MEMBER SERVICES, INC.

BY:

/s/ Alessandro Sodi

Name:	Alessandro Sodi

Title:	President and Chief Executive Officer

SERVICES SHARE HOLDING LLC

BY:

/s/ Sharon Daniels

Name:	Sharon Daniels

Title:	Member